Exhibit 99.1

NEWS RELEASE

Alector Provides Executive Leadership Update

— Neil Berkley, M.B.A., appointed Interim Chief Financial Officer, succeeding Marc Grasso, M.D.,

effective June 20, 2025—

South San Francisco, Calif., June 13, 2025 — Alector, Inc. (Nasdaq: ALEC), a late-stage clinical biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today announced that its Chief Financial Officer (CFO), Marc Grasso, M.D., will conclude his tenure with the company, effective June 20, 2025, to pursue other opportunities. Neil Berkley, M.B.A., the company’s Chief Business Officer, will assume the role of Interim CFO while continuing in his current position.

“Marc has been a valuable member of our leadership team and a strong steward of the company since joining Alector in February 2022,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “He played a key role in strengthening our financial position and building a high-performing finance team. With cash runway into the second half of 2027, Alector is well positioned to advance our clinical, preclinical, and research programs through key inflection points. As Neil steps into the role of Interim CFO, the solid financial infrastructure established under Marc’s leadership, combined with Neil’s experience in corporate development and business strategy, will help ensure a smooth transition. We thank Marc for his significant contributions and wish him continued success in his next chapter, and we look forward to Neil’s expanding leadership role as Chief Business Officer and Interim CFO.”

Alector currently has two late-stage clinical candidates being developed in collaboration with GSK. The company remains on track to report topline data from the pivotal INFRONT-3 Phase 3 trial of latozinemab in frontotemporal dementia with a GRN gene mutation (FTD-GRN) in Q4 2025 and has completed enrollment in the PROGRESS-AD Phase 2 trial of AL101 in early Alzheimer’s disease (AD) in April 2025. Additionally, Alector continues to strategically pursue research and preclinical programs selectively supported by its proprietary blood-brain barrier technology platform, Alector Brain Carrier (ABC), including ADP037-ABC, its brain-penetrant anti-amyloid beta antibody for AD, and ADP050-ABC, its brain-penetrant GCase enzyme replacement therapy for Parkinson’s disease.

“It has been an honor to contribute to Alector’s mission of developing innovative therapies for neurodegenerative diseases,” said Dr. Grasso. “I’m proud of the financial position the team has established to support the company’s progress. I have full confidence in Neil and the entire leadership team to guide Alector through this next phase. I remain committed to ensuring a smooth transition and wish Alector continued success in advancing its important pipeline.”

Alector Provides Executive Leadership Update

About Neil Berkley, M.B.A.

Neil Berkley joined Alector in March 2024 as Chief Business Officer, bringing more than two decades of experience in corporate and business development across pharma and biotech. Before joining Alector, he served as Chief Corporate Development Officer at Juvena Therapeutics, Chief Business Officer at AbCellera, and Vice President and Head of Business Development at Halozyme Therapeutics. Earlier in his career, he held leadership roles at Cadence Pharmaceuticals, Acadia, and GSK, among others. He holds a B.S. in Molecular Biology from the University of California, San Diego, as well as an M.S. in Cellular and Molecular Biology and an M.B.A. from San Diego State University.

About Alector

Alector is a late-stage clinical biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of genetically validated programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as frontotemporal dementia, Alzheimer’s disease, and Parkinson’s disease. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being selectively applied to its next-generation product candidates and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, blood-brain barrier technology platform, research and preclinical pipeline, planned and ongoing preclinical studies and clinical trials, anticipated timing of and detail regarding release of data for INFRONT-3, expected milestones, expectations of our collaboration with GSK, expectations of our interactions with regulatory authorities, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Quarterly Report on Form 10-Q filed on May 8, 2025, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Alector Contacts:

Alector

Katie Hogan

202-549-0557

katie.hogan@alector.com

Alector Provides Executive Leadership Update

Argot Partners (media)

David Rosen

646-461-6387

alector@argotpartners.com

Argot Partners (investors)

Laura Perry

212-600-1902

alector@argotpartners.com